Exhibit 21
CENTRA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2007
Subsidiaries of Centra Financial Holdings, Inc.
     The following are the only subsidiaries of Centra Financial Holdings, Inc.:

Name of Subsidiary	Jurisdiction of Incorporation

Centra Bank, Inc.	West Virginia

Centra Financial Corporation – Morgantown, Inc.	West Virginia

Centra Financial Corporation – Martinsburg, Inc.	West Virginia

Centra Financial Corporation – Uniontown, Inc.	West Virginia

Centra Financial Corporation – Hagerstown, Inc.	West Virginia

Centra Financial Statutory Trust I	Connecticut

Centra Financial Statutory Trust II	West Virginia

Title Services, Inc.	West Virginia

Centra Mortgage I, LLC	West Virginia